EXHIBIT 99.1

John B. Morse, Jr., Chief Financial Officer of

The Washington Post Company, to Retire at Year-End

WASHINGTON – May 16, 2008 – John B. Morse, Jr., vice president–finance, chief financial officer and principal accounting officer of The Washington Post Company (NYSE: WPO), will retire at the end of 2008. Morse, 61, has served in this role since shortly after joining the Company in 1989. A successor will be named soon.

“Nineteen years is an extraordinary tenure for a CFO, but in Jay’s case I wish it were longer,” said Donald E. Graham, chairman and chief executive officer of The Washington Post Company. “I’ve often said that Jay was old fashioned in his regard for standards before it became fashionable to be so. He is honest, principled and a man of excellent judgment. Jay will leave with the utmost respect of everyone associated with The Washington Post Company.”

When Morse joined the Company, its revenues were $1.4 billion. In 2007, its revenues had grown to $4.2 billion, with significantly expanded operations in the cable and education divisions in the U.S. and overseas.

Prior to joining The Washington Post Company, Morse was a partner at Price Waterhouse (now PricewaterhouseCoopers). He received a BA from the University of Virginia and an MBA from the Wharton School of Finance at the University of Pennsylvania. Morse serves as a director of Host Hotels and Resorts and the Northern Virginia Technology Council. He was recently named president of the College Foundation at the University of Virginia.

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Contact:

Rima Calderon

(202) 334-6617

calderonr@washpost.com